Acura Pharmaceuticals Contact:
Peter A. Clemens, SVP Investor Relations & CFO
847-705-7709

ACURA PHARMACEUTICALS, INC. ANNOUNCES RETURN OF
PRESIDENT AND CEO FROM MEDICAL LEAVE

Palatine, IL, September 2, 2008: Acura Pharmaceuticals, Inc. (NASDAQ: ACUR) announced today that Andy Reddick has resumed full responsibilities as President and Chief Executive Officer following a medical leave of absence initiated in February of this year. The Company expects Mr. Reddick’s travel schedule will be limited for the foreseeable future.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates. For more information, please visit www.acurapharm.com.